As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 333-205197

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GC Aesthetics plc*

(Exact name of registrant as specified in its charter)

Ireland	3842	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 601, Q House, Furze Road

Sandyford, Dublin 18, Ireland

Telephone: +353 1293 3836

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Tel: (212) 894 8440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Elliott Michael D. Beauvais Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000	Ayse Kocak Chief Executive Officer Ian Crosbie Chief Financial Officer GC Aesthetics plc Suite 601, Q House, Furze Road Sandyford, Dublin 18, Ireland Telephone: +353 1293 3836	Michael W. Benjamin Ilir Mujalovic Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Ordinary Shares, €0.01 par value	6,152,500	$15.00	$92,287,500	$10,723.81

(1)	Includes 802,500 shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3)	Includes the offering price of any additional shares that the underwriters have the option to purchase.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	Until immediately prior to the completion of the initial public offering described in this registration statement, GC Aesthetics plc will be a shell company. GC Aesthetics plc will not have conducted any operations (other than activities incidental to its formation, the share-for-share exchange described in the accompanying prospectus and the initial public offering described herein). The separate entity through which we currently operate our business is Global Consolidated Aesthetics Limited, a private limited company organized under the laws of Ireland. Global Consolidated Aesthetics Limited and its subsidiaries will become subsidiaries of GC Aesthetics plc pursuant to a share-for-share exchange by which the existing shareholders of Global Consolidated Aesthetics Limited will exchange their shares in Global Consolidated Aesthetics Limited for shares having substantially the same rights in GC Aesthetics plc. Unless otherwise indicated or the context otherwise requires, all references in this registration statement to the “Company,” “GCA,” “we,” “us” and “our” refer to (i) Global Consolidated Aesthetics Limited together with its consolidated subsidiaries, prior to the completion of the share-for-share exchange described above, and (ii) GC Aesthetics plc and its consolidated subsidiaries following such share-for-share exchange, which is expected to occur immediately prior to the completion of this offering. See “Prospectus Summary—Corporate Information.”

EXPLANATORY NOTE

GC Aesthetics plc has prepared this Amendment No. 4 to the Registration Statement (the “Registration Statement”) on Form F-1 (File No. 333-205197) for the sole purpose of filing a revised version of Exhibit 5.1 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors and officers

To the fullest extent permitted by Irish law, our articles of association (which are substantially in the form attached as Exhibit 3.1 to this registration statement) will confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act.

Our articles of association will also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We plan to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents, which is permitted under our articles of association and the Irish Companies Acts.

We and certain of our subsidiaries intend to enter into agreements to indemnify our directors to the maximum extent allowed under applicable law.

Item 7. Recent Issuances of Unregistered Securities

In the three years preceding the filing of this registration statement, GC Aesthetics plc has issued the following securities that were not registered under the Securities Act:

•	On April 22, 2015, to Global Consolidated Aesthetics Limited, 1,702,911 ordinary shares at a subscription price of €38,092.41.

In the three years preceding the filing of this registration statement, Global Consolidated Aesthetics Limited has issued the following securities that were not registered under the Securities Act:

•	On July 31, 2012, to Montreux, Oyster and certain other of its existing shareholders, interest bearing loan notes in the aggregate amount of €7,500,000 and warrants to purchase an aggregate of 40,002 B Preference Shares and 335,286 ordinary shares. The notes and warrants were issued in two tranches, on July 31, 2012 and December 14, 2012.

•	On January 29, 2013, to Montreux and Oyster, interest bearing loan notes in the aggregate amount of €1,000,000 and warrants to purchase an aggregate of 5,333 B Preference Shares and 44,705 ordinary shares, exercisable at nominal value.

•	On April 16, 2013, to Montreux and Oyster, interest bearing loan notes in the aggregate amount of €500,000 and warrants to purchase an aggregate of 2,667 B Preference Shares and 22,353 ordinary shares, exercisable at nominal value.

•	On May 10, 2013, to Montreux, Oyster and certain other existing shareholders, interest bearing loan notes in the aggregate amount of €1,665,884 and warrants to purchase an aggregate of 8,884 B Preference Shares and 74,474 ordinary shares, exercisable at nominal value. The notes and warrants were issued in two tranches, on May 10, 2013 and October 24, 2013.

•	On January 20, 2014, as amended on February 19, 2014 and December 19, 2014, to Montreux, Oyster and certain other shareholders, all outstanding loan notes issued by Global Consolidated Aesthetics Limited, together with interest thereon, were converted into B Preference Shares and additional B Preference Shares were subscribed for in cash. A total of 8,612,983 B Preference Shares were issued pursuant to this subscription agreement at a subscription price of $2.22181 per share.

•	On February 13, 2014, to Oyster, 178,819 ordinary shares pursuant to an exercise of warrants previously issued to Oyster.

•	On February 19, 2014, to OrbiMed, 1,451,762 C Preference Shares at an aggregate subscription price of $6,000,000.

•	On April 27, 2015, to OrbiMed, 264,671 ordinary shares at an aggregate subscription price of €5,920.42.

Item 8. Exhibits and financial statement schedules

(a) Exhibits

Exhibit number	Exhibit Title

1.1#	Form of Underwriting Agreement

3.1#	Form of Memorandum and Articles of Association of GC Aesthetics plc

4.1#	Amended and Restated Registration Rights Agreement dated February 19, 2014

5.1	Opinion of Maples and Calder

10.1#	Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated November 26, 2014

10.2#	First Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of April 27, 2015

10.3#	Waiver and Second Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of May 13, 2015

10.4#	Third Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of July 20, 2015

10.5†#	Supply Agreement between NuSil Technologies LLC and Eurosilicone SAS, dated April 12, 2015

10.6†#	Supply, Mutual Confidentiality & Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated December 15, 2008

10.7†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 15, 2010

10.8†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 15, 2010

10.9†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 10, 2012

Exhibit number	Exhibit Title

10.10†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 10, 2014

10.11†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated December 20, 2014

10.12#	Service Agreement between Nagôr Limited and Ayse Kocak, dated February 15, 2013

10.13#	Letter from GC Aesthetics Management Ltd. to Ayse Kocak dated June 1, 2015

10.14#	Contract of Employment between Nagôr Ltd. and Ian Crosbie, dated October 23, 2014

10.15#	Service Agreement between GC Aesthetics Management Limited and Barry Hatt, dated May 26, 2011

10.16#	Contract of Employment between Nagôr Ltd. and Vikash Agarwal, dated June 25, 2014

10.17#	Individual Employment Agreement between Global Consolidated Aesthetics Medico, S. De R.L. DE C.V. and Bernardo Garduno, dated October 15, 2012

10.18#	Service Agreement between GC Aesthetics Management Limited and Ayhan Tekin Aslan, dated February 26, 2013

10.19#	Employment Contract between GC Aesthetics Spain S.L.U. and Ignasi Salla, dated February 11, 2011

10.20#	Contract of Employment between Nagôr Ltd. and Julia Marsan, dated November 22, 2013

10.21#	Contract of Employment between Nagôr Ltd. and Emma Park, dated March 19, 2015

10.22#	Contract of Employment between Nagôr Ltd. and Alan O’Reilly, dated July 9, 2015

10.23#	Contract of Employment between Nagôr Ltd. and Benoit Chardon, dated June 3, 2015

10.24#	Global Consolidated Aesthetics Limited Amended and Restated Share Option Plan 2010

10.25#	GC Aesthetics Incentive Plan 2015

10.26#	Occupational Lease between Robert McCarthy, Michael McCarthy, Stephen McCarthy, Mark O’Brien, John Lombard and David Arnold, Furze Road Management Company Limited, GC Aesthetics Management Limited and Global Consolidated Aesthetics Limited, dated December 12, 2008

10.27#	Lease between Calspring Ltd and Biosil Ltd., dated July 1, 2009

10.28#	Lease between Leicestershire County Council and Biosil Ltd., dated January 25, 2005

10.29#	Renewal of lease between Leicestershire County Council and Biosil Ltd., dated May 10, 2010

10.30#	Sub-lease between Photo-me International PLC and Biosil Ltd., dated April 2, 2009

10.31#	Sub-lease between Scottish Enterprise, Biosil Limited, Nagôr Limited and Highcross (Cumbernauld) Limited, dated April 3, 1995

10.32#	Lease between Cumbernauld Limited Partnership and Biosil Ltd, dated April 29, 2002

10.33#	Lease between Natiocredimurs Societe en nom Collectif and Laboratoires Eurosilicone, dated March 8, 2002

10.34#	Lease between Natiocredibail and Eurosilicone SAS, dated April 2, 2010

Exhibit number	Exhibit Title

21.1#	Subsidiaries of the registrant

23.1#	Consent of Independent Registered Public Accountant

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1#	Power of Attorney (included on signature page)

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

#	Previously filed.

(b) Financial statement schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland on August 3, 2015.

GC Aesthetics plc

By:	/s/ Ayse Kocak
Name:	Ayse Kocak
Title:	Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ayse Kocak Ayse Kocak	Chief Executive Officer, Director (Principal Executive Officer)	August 3, 2015

/s/ Ian Crosbie Ian Crosbie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2015

* Daniel K. Turner III	Chairman	August 3, 2015

* William McCabe	Director	August 3, 2015

* Declan McKeon	Director	August 3, 2015

* Michel Rouif	Director	August 3, 2015

* Daniel K. Turner III	Authorized Representative in the United States	August 3, 2015

*By:	/s/ Ayse Kocak
Ayse Kocak
Attorney-in-Fact

Exhibit number	Exhibit Title

1.1#	Form of Underwriting Agreement

3.1#	Form of Memorandum and Articles of Association of GC Aesthetics plc

4.1#	Amended and Restated Registration Rights Agreement dated February 19, 2014

5.1	Opinion of Maples and Calder

10.1#	Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated November 26, 2014

10.2#	First Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of April 27, 2015

10.3#	Waiver and Second Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of May 13, 2015

10.4#	Third Amendment to Amended and Restated Credit Agreement by and between GC Aesthetics Finance Limited and Royalty Opportunities S.À R.L., dated as of July 20, 2015

10.5†#	Supply Agreement between NuSil Technologies LLC and Eurosilicone SAS, dated April 12, 2015

10.6†#	Supply, Mutual Confidentiality & Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated December 15, 2008

10.7†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 15, 2010

10.8†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 15, 2010

10.9†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 10, 2012

10.10†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated January 10, 2014

10.11†#	Amendment to Supply, Material Confidentiality and Non-Disclosure Agreement between Biosil Ltd. and Applied Silicone Corporation, dated December 20, 2014

10.12#	Service Agreement between Nagôr Limited and Ayse Kocak, dated February 15, 2013

10.13#	Letter from GC Aesthetics Management Ltd. to Ayse Kocak dated June 1, 2015

10.14#	Contract of Employment between Nagôr Ltd. and Ian Crosbie, dated October 23, 2014

10.15#	Service Agreement between GC Aesthetics Management Limited and Barry Hatt, dated May 26, 2011

10.16#	Contract of Employment between Nagôr Ltd. and Vikash Agarwal, dated June 25, 2014

10.17#	Individual Employment Agreement between Global Consolidated Aesthetics Medico, S. De R.L. DE C.V. and Bernardo Garduno, dated October 15, 2012

10.18#	Service Agreement between GC Aesthetics Management Limited and Ayhan Tekin Aslan, dated February 26, 2013

10.19#	Employment Contract between GC Aesthetics Spain S.L.U. and Ignasi Salla, dated February 11, 2011

10.20#	Contract of Employment between Nagôr Ltd. and Julia Marsan, dated November 22, 2013

10.21#	Contract of Employment between Nagôr Ltd. and Emma Park, dated March 19, 2015

10.22#	Contract of Employment between Nagôr Ltd. and Alan O’Reilly, dated July 9, 2015

10.23#	Contract of Employment between Nagôr Ltd. and Benoit Chardon, dated June 3, 2015

Exhibit number	Exhibit Title

10.24#	Global Consolidated Aesthetics Limited Amended and Restated Share Option Plan 2010

10.25#	GC Aesthetics Incentive Plan 2015

10.26#	Occupational Lease between Robert McCarthy, Michael McCarthy, Stephen McCarthy, Mark O’Brien, John Lombard and David Arnold, Furze Road Management Company Limited, GC Aesthetics Management Limited and Global Consolidated Aesthetics Limited, dated December 12, 2008

10.27#	Lease between Calspring Ltd and Biosil Ltd., dated July 1, 2009

10.28#	Lease between Leicestershire County Council and Biosil Ltd., dated January 25, 2005

10.29#	Renewal of lease between Leicestershire County Council and Biosil Ltd., dated May 10, 2010

10.30#	Sub-lease between Photo-me International PLC and Biosil Ltd., dated April 2, 2009

10.31#	Sub-lease between Scottish Enterprise, Biosil Limited, Nagôr Limited and Highcross (Cumbernauld) Limited, dated April 3, 1995

10.32#	Lease between Cumbernauld Limited Partnership and Biosil Ltd, dated April 29, 2002

10.33#	Lease between Natiocredimurs Societe en nom Collectif and Laboratoires Eurosilicone, dated March 8, 2002

10.34#	Lease between Natiocredibail and Eurosilicone SAS, dated April 2, 2010

21.1#	Subsidiaries of the registrant

23.1#	Consent of Independent Registered Public Accountant

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1#	Power of Attorney (included on signature page)

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

#	Previously filed.